Exhibit 10.68

Execution Copy

TRANSITIONAL EMPLOYMENT AGREEMENT

This TRANSITIONAL EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective November 9, 2017 (the “Effective Date”), by and between Paula Singer (the “Executive”) and Laureate Education, Inc. (the “Company”). Each of the Company and Executive are a “Party” and, collectively, they are the “Parties.”

In consideration of the mutual promises and covenants contained herein, the Parties agree to the following:

1.             EMPLOYMENT BY THE COMPANY.

1.1          Term. The term of this Agreement shall commence on the Effective Date and continue until December 31, 2019 (the “Retention Date”), immediately after which date Executive’s employment will automatically terminate, unless (a) her employment is terminated prior thereto as provided in Section 4, or (b) the Parties agree in writing that her employment will continue after December 31, 2019 (the “Term”). The Parties agree that the designation of a Term herein does not confer any rights with respect to continuation of employment by the Company for the duration of the Term or any other specified period, nor interfere with the right of the Parties to terminate this Agreement at any time as set forth in Section 4 below. The Parties further agree that Executive shall not be entitled to any additional payment beyond what is expressly set forth in Section 2 if Executive’s employment continues after the Retention Date pursuant to Section 1.1(b) above.

1.2          Position. Subject to the terms set forth herein, the Company agrees to continue to employ Executive in the position of Chief Learning & Innovation Officer and Executive hereby accepts such employment.

1.3          Duties. Executive will report to the Chief Operating Officer of the Company. During the Term, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Nothing in this provision shall be deemed to prohibit Executive’s service on the board of directors of entities that are not affiliated with the Company, provided, however, that Executive has sought and obtained the Company’s consent to such service, with consent not to be unreasonably withheld by the Company, and such service does not violate the Confidentiality Agreement or any other duty owed by the Executive to the Company.

1.4          Company Policies. The employment relationship between the Parties shall continue to be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.             COMPENSATION.

2.1          Salary. During the Term,

(a)           Executive shall continue to receive base salary at the rate of $710,495 on an annualized basis for the remainder of 2017 (“2017 Base Salary”); and

(b)           effective as of January 1, 2018, Executive shall receive for Executive’s services to be rendered under this Agreement a base salary of $450,000 on an annualized basis, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Transitional Base Salary”).

2.2          Bonus. During the Term, Executive shall be eligible to earn an annual target cash bonus of 100% of 2017 Base Salary or Transitional Base Salary, as applicable, pursuant to the terms of the Company’s Annual Incentive Plan (the “Plan”). Any bonus, if earned, will be paid to Executive within the time period set forth in the Plan. The Executive must be continuously employed with the Company from the Effective Date through the payment date of any bonus under the Plan in order to receive any bonus under the Plan; provided however, that any annual bonus for 2019 will be paid in 2020 if and when the Company determines whether the applicable goals were attained and so long as the Executive remains employed through the end of the Term and the Release becomes effective and irrevocable. In addition, during the Term, Executive shall be eligible to earn a special long term bonus in the amount of $300,000, less all applicable withholdings and deductions (the “Special LTB”), if (i) the Company and Executive satisfy the performance goals set forth in a separate bonus arrangement agreed to by Executive and the Chief Operating Officer, (ii) Executive remains employed with the Company through the Retention Date, (iii) Executive signs and does not revoke a Release (as defined in Section 4.2(b) below), and (iv) Executive complies with the obligations in Section 4.2(b) below. The Special LTB, if earned, will be paid in 2020 when the Chief Operating Officer determines whether the goals were attained and so long as the Release becomes effective and irrevocable.

2.3          Equity Compensation. In 2018, and subject to action by the Compensation Committee and Executive’s continued employment through the grant date, Executive shall be eligible for an annual stock option and/or restricted stock units grant with a combined total grant date fair value of $450,000. The number of restricted stock units granted will be determined based on the Company’s stock price at grant. The number of stock options will be determined by applying a Black-Scholes valuation. The actual grant date will be established by the Compensation Committee when the Compensation Committee grants the awards. The awards will be subject to the terms and conditions provided by the Compensation Committee in the award agreement and the incentive plan maintained by the Company pursuant to which the Compensation Committee grants the awards. The Parties agree that execution and delivery of this Agreement shall be deemed written notice of Executive’s intention to terminate employment for purposes of calculating “Retirement” with respect to all of Executive’s outstanding stock option agreements.

2.4          Retention. As consideration for Executive’s execution of this Agreement and compliance with its terms, the Company will pay to Executive $500,000, less all applicable withholdings and deductions (the “Retention Payment”), in a single lump sum as soon as practicable on or after December 31, 2017, provided that the Agreement Effective Date (as defined in Section 5(b) below) occurs before such date.

2.5          Benefits. Executive will continue to be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment. Payment of Executive’s balances under the Company’s deferred compensation plans will be made in accordance with such plans’ terms and conditions. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

3.             CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICIT OBLIGATIONS. The Parties have entered into a Confidentiality, Non-Competition and Non-Solicit Agreement (“Confidentiality Agreement”), which may be amended by the Parties from time to time without regard to this Agreement, and which contains provisions that are intended by the Parties to survive and do survive termination of this Agreement.

4.             TERMINATION OF EMPLOYMENT. The Parties acknowledge that either Party may terminate the employment relationship at any time, with or without Cause. The provisions of Section 4 govern the amount of compensation, if any, to be provided to Executive if her employment is terminated prior to the Retention Date.

4.1          Accrued Obligations Upon Termination. Either Party shall have the right to terminate Executive’s employment with the Company at any time by giving notice as described in Section 6.1 of this Agreement. Upon termination of Executive’s employment for any reason, the Company will pay the following to Executive on the Company’s first payroll date after Executive’s date of termination or earlier if required by law (collectively, the “Accrued Obligations”): (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

4.2          Severance Benefits Upon Termination Without Cause.

(a)           If the Company terminates Executive’s employment without Cause (as defined below) before the Retention Date, then Executive shall be entitled to receive the Accrued Obligations (which, for avoidance of doubt, will not include any portion of the Special LTB or annual bonus under the Plan) and, subject to Executive’s compliance with the obligations in Section 4.2(b) below, Executive shall also be entitled to receive an amount equal to the result of: (x) Twenty Seven Thousand Five Hundred dollars ($27,500.00) multiplied by (y) the number of whole months remaining in the Term (the “Severance Benefit”), payable in a single lump sum on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Section 4.2(b) below).

(b)           Executive shall receive the Severance Benefit pursuant to Section 4.2(a) of this Agreement if: (i) Executive signs and delivers to the Company an effective, general release of claims in favor of the Company and its affiliates and representatives, in a form acceptable to the Company (the “Release”), by the 60th day following the termination date or such earlier date as set forth in the Release, which cannot be revoked in whole or part (if applicable) by such date or such earlier date as set forth in the Release (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if Executive holds any other positions with the Company, Executive resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board of Directors); (iii) Executive returns all Company property in proper order and condition (including, but not limited to, all books, documents, papers, materials and any other property or assets relating to the business or affairs of the Company which may be in the Executive’s possession or under Executive’s control but excluding copies of records related to the Executive’s compensation from the Company and any equity ownership in the Company); (iv) Executive complies with all post-termination obligations under this Agreement and the Confidentiality Agreement; and (v) Executive complies with the terms of the Release, including without limitation any non- disparagement and confidentiality provisions contained in the Release. To the extent that the Severance Benefit is deferred compensation under Section 409A (as defined below), and is not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of such Severance Benefit will not be made until the later calendar year, subject to the Release becoming effective. If Executive violates any post-termination obligations under this Agreement or the Confidentiality Agreement, then Executive must repay the Severance Benefit to the Company immediately upon demand by the Company.

(c)           No payment or benefit other than the Accrued Obligations will be paid or provided to Executive upon Executive’s resignation for any reason, the termination of Executive’s employment by the Company for Cause or due to death or disability, or any termination on or after the Retention Date.

(d)           “Cause” for termination shall mean that the Company has determined in its sole discretion that the Executive has engaged in any of the following: (i) gross negligence or willful malfeasance by Executive in connection with the performance of Executive’s duties with respect to the Company, any of its affiliates or a successor to the Company or an affiliate, (ii) conviction of, or pleading guilty or nolo contendere to any felony, or any crime involving moral turpitude (iii) theft, embezzlement, fraud, dishonesty or other similar conduct by Executive in connection with the performance of her duties with the Company, any of its affiliates or a successor to the Company or an affiliate, (iv) improper disclosure of proprietary information or trade secrets of the Company or its business, (v) falsification of any records or documents of the Company, (vi) intentional or gross misconduct that injures the business or reputation of the Company, (vii) the Executive’s failure to improve her work performance to an acceptable level after the Executive was previously warned in writing by the Company about poor performance and was given no less than sixty (60) days after her receipt of that writing to improve her work performance, or (viii) a willful and material breach of any other applicable agreements with the Company, any of its affiliates or a successor to the Company or an affiliate including, without limitation, engaging in any action in breach of any applicable restrictive covenants.

4.3          Application of Section 409A.

(a)           The Company intends that this Agreement complies with or satisfies an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable guidance thereunder (“Section 409A”). The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement which is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment as an amount includible in gross income under Section 409A.

(b)           If any payments or benefits under this Agreement are “deferred compensation” subject to Section 409A, no payments or benefits upon Executive’s termination of employment will be paid under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A- 1(h)). For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c)           If a payment obligation under this Agreement or other compensation arrangement arises on account of Executive’s separation from service while Executive is a “specified employee” (as defined under Section 409A), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-l(b)(l), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-l(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death.

5.             GENERAL RELEASE OF CLAIMS.

(a)           General Release. “Executive” (defined for the puipose of this Section as Executive and Executive’s agents, representatives, attorneys, assigns, heirs, executors, and administrators) fully and unconditionally releases the “Released Parties” (hereby defined as the Company and any of its parents, equity holders, affiliates, subsidiaries, predecessors, successors, and assigns, and any of its past or present employees, officers, partners, members, managers, portfolio companies, trustees, investors, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, employee benefit plans, and the sponsors, fiduciaries, or administrators of employee benefit plans) from, and agrees not to bring any action, proceeding or suit against any of the Released Parties regarding, any and all known or unknown claims, causes of action, liabilities, damages, fees, or remunerations of any sort, arising out of or are in any way related to events, acts, conduct, or omissions occurring at any time up to and including the Agreement Effective Date, including but not limited to claims:

(i)            arising out of or in any way related to Executive’s employment with the Company, or any change in compensation, duties, responsibilities, or title, or Executive’s equity interests in the Company; and/or

(ii)           for violation of any written or unwritten contract, agreement, policy, benefit plan, retirement or pension plan, equity incentive or option plan or agreement with the

Company, or covenant of any kind, or failure to pay wages, bonuses, employee benefits, other compensation, attorneys’ fees, damages, or any other remuneration (including any equity, ownership interest, management fee, carried interest, partnership interest, distributions, dividends or participation or ownership in any business venture related to the Company); and/or

(iii)          for discrimination, harassment, or retaliation on the basis of any characteristic protected under applicable law, including but not limited to race, color, national origin, sex, sexual orientation, religion, immigration status, disability, marital or parental status, age, union activity or other protected activity; and/or

(iv)          for violation of, or denial of protection or benefits under, any statute, ordinance, employee order, or regulation, including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (“ADEA”) the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993 (“FMLA”), the Workers’ Adjustment and Retraining Notification, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the National Labor Relations Act (the “NLRA”), the Rehabilitation Act of 1973, Sections 1981 through 1988 of Title 42 of the United States Code, the Genetic Information Nondiscrimination Act, Maryland’s anti-discrimination statute (MD. CODE ANN., STATE GOV’T §§ 20-101 to 20-1203), the Maryland Constitution, each as may have been amended, or any other federal, state or local law, statute, ordinance, or any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, wage and hour issues, discrimination, harassment, retaliation, or other employment-related matter; and/or

(v)           for violation of any public policy or common law of any state relating to employment or personal injury, including but not limited to claims for wrongful discharge, defamation, invasion of privacy, infliction of emotional distress, fraud, negligence, or interference with contract; and/or

(vi)          for any breach of fiduciary duty, or implied duty of good faith, or any other similar duty or obligation, or any matter related to Executive’s employment with the Company.

(b)           ADEA Waiver and Effective Date. Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA, and that the consideration given to her for the waiver and release in this Agreement is in addition to anything of value to which she was already entitled. Executive further acknowledges that she has been advised by this writing, as required by the ADEA and the Older Workers Benefit Protection Act, that: (a) her waiver and release does not apply to any rights or claims that may arise after the date she signs this Agreement; (b) she should consult with an attorney prior to signing this Agreement (although she may voluntarily decide not to do so); (c) she has twenty-one (21) days to consider this Agreement (although she may choose voluntarily to sign this Agreement sooner); (d) she has seven (7) days following the date she executes this Agreement to revoke this Agreement; (e) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after Executive signs this Agreement provided that she does not revoke it (the “Agreement

Effective Date”). If this Agreement is revoked, Executive will not be entitled to the Retention Payment or any other payments or benefits under this Agreement. Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

(c)           Excluded Claims. Notwithstanding the broad scope of the general release, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement with the Company to which Executive is a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; and (ii) any rights that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits; however, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on any Excluded Claims in which any of the Released Parties is a party. In addition, nothing in this Agreement prevents Executive from filing a charge or complaint, reporting to, cooperating with, communicating with, or participating in any proceeding before the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the United States Department of Labor, the National Labor Relations Board, or other similar state or local agency (the “Government Agencies”), or from exercising any rights pursuant to Section 7 of the NLRA, or from taking any action protected under the whistleblower provisions of any federal securities law (“Protected Activities”), none of which activities shall constitute a breach of this Agreement. Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

(d)           Representations. By her signature below, Executive represents that: (a) the consideration given to her in exchange for the waiver and release in this Agreement is in addition to anything of value to which she was already entitled; (b) Executive has been provided by the Company all wages, severance, vacation, benefits, commissions, bonuses, expense reimbursements, or other amounts owed to Executive by the Company, other than benefits and pay specifically promised in this Agreement; (c) Executive has not been denied any request for leave to which she believes she was legally entitled, and Executive was not otherwise deprived of any of her rights under the FMLA or any similar state or local statute; (d) Executive is knowingly and voluntarily executing this Agreement waiving and releasing any claims she may have as of the date she executes it; and (e) she has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the Released Claims. Executive affirms that she has not filed or caused to be filed, and is not presently a party to, a Released Claim against any of the Released Parties. Executive further affirms that she has no known workplace injuries or occupational diseases for which Executive has not already filed a claim.  Executive represents and warrants that she has not willfully engaged in conduct that would constitute fraud or material dishonesty with respect to her job duties for the Company.

6.             GENERAL PROVISIONS.

6.1          Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

6.2          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

6.3          Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the Parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

6.4          Waiver. If either Party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.5          Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The Parties have entered into a separate Confidentiality Agreement and have entered or may enter into separate agreements related to equity and the Special LTB. These separate agreements govern other aspects of the relationship between the Parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the Parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

6.6          Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

6.7          Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a Party, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon death.

6.8          Withholding. All amounts payable hereunder shall be subject to applicable tax withholding.

6.9          Choice of Law. This Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the State of Maryland, without regard to its principles of conflicts of laws. Executive and the Company waive their respective rights to a jury trial of any claims and causes of action arising under this Agreement, and each party agrees to have any matter heard and decided solely by a court of competent jurisdiction located in Baltimore, Maryland.

6.10        Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement. Facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

LAUREATE EDUCATION, INC.

By:	/s/ Eilif Serck-Hanssen
	Name:	Eilif Serck-Hanssen
	Title:	President and CAO

Executive:

/s/ Paula Singer
PAULA SINGER